(d)(2)(ii)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Capital Allocation Fund	November 30, 2015

Direct Investments(1)

0.3600% on first $500 million;

0.3490% on next $500 million;

0.3380% on next $500 million;

0.3260% on next $500 million; and
0.3150% over $2 billion

Unaffiliated Funds/ETFs(2) and Derivatives

0.1350%

Underlying Funds(3)
0.0200%

Voya Corporate Leaders® 100 Fund	November 18, 2014	0.1800% on all assets

(1)         “Direct Investments” shall mean assets which are not Underlying Funds, Unaffiliated Funds/ETFs or Derivatives.

(2)         “Unaffiliated Funds/ETFs” shall mean investment companies, including exchange traded funds, that are not within the Voya family of funds. The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

(3)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Global Target Payment Fund	November 18, 2014	Direct Investments(4) 0.1350% Underlying Funds(5) 0.0360%

Voya Government Money Market Fund	November 18, 2014	0.1800% on first $500 million; 0.1580% on next $500 million; 0.1530% on next $1 billion; 0.1490% on next $1 billion; and 0.1350% over $3 billion

Voya Mid Cap Research Enhanced Index Fund	November 18, 2014	0.2030% on first $500 million; 0.1910% on next $250 million; 0.1800% on next $1.25 billion; and 0.1690% over $2 billion

Voya Small Company Fund	November 18, 2014	0.3830% on first $250 million; 0.3600% on next $250 million; 0.3490% on next $250 million; 0.3380% on next $1.25 billion; and 0.3260% over $2 billion

(4)         “A Direct Investment is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

(5)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.